     Filed pursuant to Rule 433
January 10, 2006

Relating to
 Prospectus Supplement dated January 10, 2006 to
Prospectus dated November 14, 2005
Registration Statement No. 333-129243

Floating Rate Notes Due 2015
(Reopening)

Issuer:	Morgan Stanley

Principal Amount:	$900,000,000

Maturity Date:	October 15, 2015

Trade Date:	January 10, 2006

Original Issue Date (Settlement):	January 18, 2006

Interest Accrual Date:	January 17, 2006

Issue Price (Price to Public):	100.388% plus accrued interest from January 17, 2005

Underwriters’ Commission:	.45%

All-in Price:	99.938%

Base Rate:	3-Month LIBOR

Spread (plus or minus):	.48%

Interest Payment Period:	Quarterly

Interest Payment Dates:	Each January 15, April 15, July 15 and October 15, commencing April 15, 2006

Initial Interest Rate for the	The Base Rate plus .48%; to be determined on the second London banking day prior to
Reopening:	the Initial Interest Reset Date

Interest Reset Period:	Quarterly

Interest Reset Dates:	Each January 15, April 15, July 15 and October 15

Initial Interest Reset Date:	January 17, 2006

Interest Determination Dates:	The second London banking day prior to each interest reset date

Day Count Convention:	Actual/360

Specified Currency:	U.S. Dollars

Denominations:	$100,000 and integral multiples of $1,000 in excess thereof

CUSIP:	61746SBQ1

Ratings:	Aa3 / A+

Lead Manager:	Morgan Stanley & Co. Incorporated

Co-Managers:	ABN AMRO Incorporated, Calyon Securities (USA) Inc., Commerzbank Capital
Markets Corp., Danske Bank A/S, Harris Nesbitt Corp., HSBC Securities (USA) Inc.,
Lloyds TSB Bank plc, Blaylock & Company, Inc., Muriel Siebert & Co., Inc., Raiffeisen
Zentralbank Oesterreich AG, Utendahl Capital Partners, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.